EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 8, 2010 relating to the financial statements and financial statement schedule of Fuel Systems Solutions, Inc. as of and for the year ended December 31, 2009 and the effectiveness of internal control over financial reporting as of December 31, 2009, which appears in Fuel Systems Solutions, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009. We also consent to the reference to us as experts under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Irvine, California

December 3, 2010